CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Vertex, Inc. of our report dated March 16, 2022 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Vertex, Inc. for the year ended December 31, 2021.

/s/ Crowe LLP

Crowe LLP

New York, New York

March 18, 2022